Exhibit 99.1

SmartHeat Inc. Announces Third Quarter 2011 Financial Results, is Well Positioned for Future, Investor Conference Call at 8:30 a.m. EST on November 8, 2011

NEW YORK, November 8, 2011 /PRNewswire-Asia/ -- SmartHeat Inc. (NASDAQ: HEAT; website: www.smartheatinc.com), a market leader in China's clean technology, energy savings industry, today announced financial results for the third quarter ended September 30, 2011. SmartHeat management is scheduled to host an investor conference call at 8:30 a.m. EST on November 8, 2011.

Mr. James Jun Wang, Chairman and Chief Executive Officer of SmartHeat Inc., made the following comments regarding the performance of SmartHeat during the third quarter of 2011: "We experienced an encouraging increase in sales and deliveries in the third quarter of 2011 compared to the second quarter of 2011, and we are well positioned to take advantage of the results of China’s current anti-inflation policies. The slowdown in the heating-supply and other industrial markets in China continued, caused in part by the Chinese government's ongoing tightening of fiscal policy to fight inflation. We are overcoming the postponement and cancellation of some of our plate heat exchanger (PHE) orders in the first half of 2011, however, and maintaining our gross margin by strengthening our sales efforts through the maturation of our sales force, increasing sales channels, improving cost controls, increasing prices and continuing to improve the efficiency of our manufacturing operations, which may include staff reductions in certain plants.

"Despite the challenging sales environment, we are encouraged by the progress of synergization and integration after the acquisition of Gustrower Warmepumpen GmbH and Shenyang Bingchuan Refrigerating Machine Limited in the first quarter of 2011.  We anticipate increased sales in the heat pump sector from both of these companies. Despite the temporary fiscal tightening impacting our customers in China, we expect that the Chinese government will continue to require implementation of energy savings policies to reduce emissions, which we believe will continue to increase the demand for our energy-saving products in all industrial sectors. We are optimistic about taking advantage of West China's economic development and urbanization trends throughout China as well as positioning ourselves as an international forward-thinking 'green' company."

Financial Summary

In the third quarter of 2011, total sales increased to $16.57 million compared to $7.08 million in Q2 2011 due to seasonality factors and our steps to increase sales of our PHE Units and PHEs by continuing our expansion into regional areas of China. We are encouraged by our progress in restructuring our business organization, integrating our heat pump manufacturing subsidiaries and improving operating efficiency.

Operating loss totaled $2.54 million in Q3 2011 compared with operating loss of $7.10 million in Q2 2011. Our net loss for Q3 2011 was $4.0 million compared to net loss of $6.42 million for Q2 2011. The decrease in net loss from the second quarter to the third quarter of 2011 was attributable to improved seasonal sales and our business expansion efforts, and a slowing of the growth of bad debt allowance reserves.

The Company believes that the current slowdown in heat-supply and other industrial markets caused by the Chinese government's tightened fiscal policy will be temporary and that the previous expansion and training of the Company’s marketing team and other employees should result in improved sales and efficiency of its operations. Nevertheless, the Company is instituting a rigorous program of cost cutting to continue tight control of its budget and maintain cost-effectiveness and implement additional cost control measures, including a review of the staffing levels in response to the decrease in sales.

Revised Full Year 2011 Earnings Guidance

Due to the impact of significant drops of sales, impact of rising prices on business and the integration costs of Gustrower Warmepumpen GmbH and Shenyang Bingchuan Refrigerating Machine Limited Company, two companies acquired by SmartHeat in Q1 2011, the Company is revising its full year 2011 earnings guidance to $18 million to $20 million in net loss and $40 million to $50 million in revenue.

Investor Conference Call Instructions:

SmartHeat management will host an earnings conference call today to discuss its third quarter financial results and outlook.

Date and time: 8:30 a.m. U.S. Eastern Standard Time, November 8, 2011
U.S. toll free number: +1 888 419.5570
International direct dial-in: +1 617 896.9871
Conference passcode: 198 042 83

About SmartHeat Inc.

Founded by James Jun Wang, a former executive at Honeywell China, SmartHeat Inc. (www.smartheatinc.com) is a NASDAQ Global Select Market listed (NASDAQ: HEAT) U.S. company with its primary operations in China. SmartHeat is a market leader in China's clean technology energy savings industry. SmartHeat manufactures heat exchangers, custom plate heat exchanger units (PHE Units) and heat meters. SmartHeat's products directly address air pollution problems in China where massive coal burning for cooking and heating is the only source of economical heat energy in China. With broad product applications, SmartHeat's products significantly reduce heating costs, increase energy use and reduce air pollution. SmartHeat's customers include global Fortune 500 companies, municipalities and industrial/residential users. China's heat transfer market is currently estimated at approximately $2.4 billion with double-digit annual growth according to the China Heating Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. SmartHeat's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect SmartHeat's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in SmartHeat's filings with the Securities and Exchange Commission.

Contact Corporate Communications:
Ms. Jane Ai, Corporate Secretary
SmartHeat Inc.
Tel: 011-86-24-25363366
Email: info@SmartHeatinc.com

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS

CURRENT ASSETS
Cash & equivalents	$12,257,202	$56,806,471
Restricted cash	2,075,969	1,949,742
Accounts receivable, net	35,435,963	47,224,476
Retentions receivable	2,914,986	2,548,401
Advances to suppliers	21,791,588	8,351,579
Other receivables, prepayments and deposits	9,538,520	6,301,772
Tax receivables	1,391,304	-
Inventories	58,207,965	26,585,362
Deferred tax asset	-	380,232
Notes receivable - bank acceptances	802,075	1,457,457

Total current assets	144,415,572	151,605,492

NONCURRENT ASSETS
Restricted cash	155,254	502,672
Retentions receivable	1,084,696	1,062,167
Advance for construction and equipment	977,463	-
Construction in progress	518,433	81,204
Property and equipment, net	11,429,832	8,381,019
Intangible assets, net	15,399,192	14,243,734
Goodwill	11,151,957	-
Deferred tax asset	-	22,266
Other noncurrent asset	14,939	-

Total noncurrent assets	40,731,766	24,293,062

TOTAL ASSETS	$185,147,338	$175,898,554

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$9,767,193	$4,490,333
Advance from customers	7,843,587	1,131,193
Taxes payable	26,357	2,000,456
Accrued liabilities and other payables	2,223,938	3,039,701
Notes payable - bank acceptances	1,510,985	2,207,280
Loans payable	16,837,401	9,059,749

Total current liabilities	38,209,461	21,928,712

DEFERRED TAX LIABILITY	212,475	-

LONG-TERM PAYABLE	371,483	-

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized, 38,601,939 and 38,551,939 shares issued and outstanding at September 30, 2011, and December 31, 2010	38,602	38,552
Paid-in capital	102,523,424	102,251,027
Statutory reserve	4,962,052	5,301,918
Accumulated other comprehensive income	9,969,280	4,252,261
Retained earnings	27,470,582	41,500,015

Total Company stockholders' equity	144,963,940	153,343,773

NONCONTROLLING INTEREST	1,389,979	626,069

TOTAL EQUITY	146,353,919	153,969,842

TOTAL LIABILITIES AND EQUITY	$185,147,338	$175,898,554

Table of Contents

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,		THREE MONTHS ENDED SEPTEMBER 30,
	2011	2010	2011	2010

Net sales	$31,543,940	$83,613,250	$16,573,890	$51,476,821
Cost of goods sold	21,025,243	54,177,914	11,263,003	33,061,854

Gross profit	10,518,697	29,435,336	5,310,887	18,414,967

Operating expenses
Selling	6,611,522	5,972,651	2,409,435	3,335,303
General and administrative
R&D	598,117	480,572	85,250	259,879
Bad debt	8,913,261	15,744	3,107,589	(34,484)
G&A expenses	8,550,170	4,126,152	2,244,025	1,840,058

Total operating expenses	24,673,070	10,595,119	7,846,299	5,396,756

Income (loss) from operations	(14,154,373)	18,840,217	(2,535,412)	13,018,211

Non-operating income (expenses)
Interest income	166,419	322,462	33,925	117,853
Interest expense	(590,242)	(41,871)	(297,007)	(41,871)
Financial income (expense)	(54,999)	(36,430)	22,285	(17,427)
Foreign exchange transaction gain (loss)	(439,983)	24,652	(137,779)	68,323
Other income, net	548,995	134,446	224,766	52,060

Total non-operating income (expenses), net	(369,810)	403,259	(153,810)	178,938

Income (loss) before income tax	(14,524,183)	19,243,476	(2,689,222)	13,197,149
Income tax expense (benefit)	(5,159)	3,059,182	1,322,900	2,092,876

Net income (loss) before noncontrolling interest	(14,519,024)	16,184,294	(4,012,122)	11,104,273
Less: Income (loss) attributable to noncontrolling interest	(149,727)	(16,962)	(15,003)	(2,232)

Net income (loss) to SmartHeat Inc.	(14,369,297)	16,201,256	(3,997,119)	11,106,505

Other comprehensive item
Foreign currency translation gain	5,717,019	1,931,721	2,091,719	1,418,870

Comprehensive Income (Loss)	$(8,652,278)	$18,132,977	$(1,905,400)	$12,525,375

Basic weighted average shares outstanding	38,582,342	32,804,292	38,601,939	32,811,125

Diluted weighted average shares outstanding	38,582,342	32,846,171	38,601,939	32,817,520

Basic earnings (loss) per share	$(0.37)	$0.49	$(0.10)	$0.34

Diluted earnings (loss) per share	$(0.37)	$0.49	$(0.10)	$0.34

Table of Contents

SMARTHEAT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS ENDED SEPTEMBER 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) including noncontrolling interest	$(14,519,024)	$16,184,294
Adjustments to reconcile income (loss) including noncontrolling interest to net cash used in operating activities:
Depreciation and amortization	1,252,981	709,544
Provision for bad debt	8,913,261	15,744
Unearned interest on accounts receivable	(71,118)	(74,520)
Stock compensation	272,447	160,959
Loss on disposal of fixed assets	9,548	-
Changes in deferred tax	(58,098)	(23,160)
(Increase) decrease in current assets:
Accounts receivable	5,854,356	(17,807,291)
Retentions receivable	(232,191)	(1,547,759)
Advances to suppliers	(12,764,507)	(4,761,889)
Other receivables, prepayments and deposits	3,198,367	1,995,914
Inventories	(27,931,844)	(20,659,166)
Increase (decrease) in current liabilities:
Accounts payable	3,807,969	3,635,847
Advance from customers	6,521,146	2,079,159
Taxes payable	(2,975,398)	608,861
Accrued liabilities and other payables	(2,700,390)	128,354

Net cash used in operating activities	(31,422,495)	(19,355,109)

CASH FLOWS FROM INVESTING ACTIVITIES:
Change in restricted cash	317,415	(12,593)
Acquisition of property & equipment	(2,453,889)	(3,277,320)
Advance for construction and equipment	(977,463)	-
Disposal of fixed assets	39,418	-
Acquisition of intangible asset	(106,971)	(170,689)
Deposit for land use right	-	(9,448,356)
Notes receivable	701,069	(404,449)
Other receivables-advance to third parties	(5,293,224)	-
Cash acquired from acquisition	448,849	-
Cash paid at acquisition	(13,588,207)	-
Construction in progress	(424,286)	(79,008)

Net cash used in investing activities	(21,337,289)	(13,392,415)

CASH FLOWS FROM FINANCING ACTIVITIES:
Warrants exercised	-	85,500
Proceeds from short-term loans	6,461,314	4,407,357
Repayment to short-term loans	-	(4,407,357)
Other payables-advance from third parties	802,606	-
Cash contribution from noncontrolling interest	754,332	-
Payment on notes payable	(771,988)	(1,812,243)

Net cash provided by (used in) financing activities	7,246,264	(1,726,743)

EFFECT OF EXCHANGE RATE CHANGE ON CASH & EQUIVALENTS	964,251	230,366

NET DECREASE IN CASH & EQUIVALENTS	(44,549,269)	(34,243,901)

CASH & EQUIVALENTS, BEGINNING OF PERIOD	56,806,471	48,967,992

CASH & EQUIVALENTS, END OF PERIOD	$12,257,202	$14,724,091

Supplemental cash flow data:
Income tax paid	$1,661,821	$1,634,509
Interest paid	$563,269	$137,787